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Exhibit 10.2

AMENDMENT AGREEMENT NO. 2

Dated as of April 4, 2008

to the

JOINT VENTURE AGREEMENT

Dated as of December 20, 2007

By and Among

MOLSON COORS BREWING COMPANY,

COORS BREWING COMPANY,

SABMILLER PLC,

MILLER BREWING COMPANY,

and

MILLERCOORS LLC

AMENDMENT AGREEMENT NO. 2
TO THE JOINT VENTURE AGREEMENT

        This Amendment Agreement No. 2 ("Amendment 2") made as of the 4th day of April, 2008, is supplemental to the Joint Venture Agreement (together with the Exhibits, Schedules and Attachments thereto, and as supplemented and amended by Amendment Agreement No. 1 dated as of April 4, 2008, the "JV Agreement") made as of the 20th day of December 2007, by and among Molson Coors Brewing Company, a Delaware corporation ("MCBC"), Coors Brewing Company, a Colorado corporation ("CBC"), SABMiller plc, a company formed under the laws of England and Wales ("SABMiller"), Miller Brewing Company, a Wisconsin corporation ("Miller"), and, subject to Section 2.01 of the JV Agreement, MillerCoors LLC, a Delaware limited liability company to be formed (the "Company"). CBC and Miller are sometimes referred to herein each individually as a "Shareholder" and collectively as the "Shareholders." The Shareholders, MCBC, SABMiller and the Company are sometimes referred to herein each individually as a "Party" and collectively as the "Parties."

W I T N E S S E T H:

        WHEREAS, the Parties have entered into the JV Agreement with the intent of forming a new joint venture to combine their and their Subsidiaries' respective beer, beverage and related operations in the Territory; and

        WHEREAS, the Parties have agreed that certain items of expenditure will be incurred prior to the completion of the JV Agreement, and desire to enter into this Amendment 2 to amend the JV Agreement to make provision for their respective contributions to that expenditure;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.01    Definitions.

        (a)   All terms defined in the JV Agreement shall have the same meanings in this Amendment 2.

        (b)   The following terms have the following meanings:

        "Base Capital Plan Overview" means the overview of the estimated capital spending for the initial integration of core Coors brands and packages into the Miller system, attached hereto as Attachment I.

        "Early Release Commitment" means the sum of up to US$47,544,000 of capital expenditure required to be made or committed before the completion of the transactions contemplated by the JV Agreement in order to facilitate early achievement of certain synergies contemplated by the Parties, as set forth in the Base Capital Plan Overview, or such other sum as may be agreed by the Parties in substitution for that sum.

ARTICLE II
EARLY RELEASE COMMITMENT

        Section 2.01    Undertakings by Miller.    Miller will enter into contracts (the "Early Release Contracts") for the purchase and supply of brewing and packaging plant and equipment, as summarized on page 7 of the Base Capital Plan Overview, for prices amounting in total to not more than the Early Release Commitment. The Early Release Contracts will form part of the Miller Contributions to be contributed to the Company at Closing pursuant to Section 2.09 of the JV Agreement. The part of the Early Release Commitment actually spent by Miller before the Closing shall constitute a Miller Capital Expenditure for the purposes of Section 2.10 of the JV Agreement.

        Section 2.02    Increase in the amount of the Early Release Commitment.    Any increase in the amount of the Early Release Commitment will require the agreement of both the Shareholders.

        Section 2.03    Undertakings by CBC.    CBC undertakes that:

          (a)   CBC will acquire a second-hand Hawker 800 corporate jet (the "Jet") for a price of not more than US$5,500,000. The Jet will form part of the Molson Coors Contributions to be contributed to the Company at Closing pursuant to Section 2.08 of the JV Agreement. The amount actually spent by CBC before the Closing under this Section 2.03(a) shall constitute a CBC Capital Expenditure for the purposes of Section 2.10 of the JV Agreement.

          (b)   at the Closing, the CBC Cash Contribution shall be increased (or decreased, if the amount calculated in the remainder of this clause is negative) by an amount equal to the sum of (i) 42% (forty-two per cent.) of that part of the Early Release Commitment actually spent by Miller before the Closing as notified in writing by Miller to CBC not less than three Business Days prior to the Closing plus interest at the Applicable Rate from the date on which the expenditure is incurred to the Closing Date, less (ii) 58% (fifty-eight per cent.) of the actual purchase price of the corporate jet referred to in Section 2.03(a) above plus interest at the Applicable Rate from the date on which the purchase price is paid to the Closing Date (the "CBC Additional Contribution"); and

          (c)   after the Closing, Miller's Adjustment Amount (as defined in and calculated pursuant to Section 2.10 of the JV Agreement) to be paid by the Company to Miller will be increased (or decreased, if the CBC Additional Contribution is negative) by the amount of the CBC Additional Contribution.

        Section 2.04    Post-Closing Funding of the Early Release Commitment.    After the Closing, Miller and CBC will fund all further payments in respect of the Early Release Commitment in their respective proportions in accordance with the provisions of the Operating Agreement.

ARTICLE III
TERMINATION

        Section 3.01    Termination.    If the JV Agreement is terminated at any time prior to the Closing:

          (a)   CBC undertakes to pay to Miller an amount equal to 50% (fifty per cent.) of the sum of (i) the Early Release Commitment, less (ii) such part of the Early Release Commitment as Miller, acting reasonably, is legally able to avoid paying pursuant to the Early Release Contracts (whether by cancellation in accordance with their terms or renegotiation or otherwise) or is able to recoup by the sale of any of the brewing or packaging plant or equipment provided or to be provided under the Early Release Contracts. Such payment shall be made within five Business Days of Miller notifying CBC in writing of such amount and shall be made in immediately available funds to such account as Miller may notify in writing; and

          (b)   Miller undertakes to pay to CBC an amount equal to 50% (fifty per cent.) of the sum of (i) the price actually paid by CBC for the Jet, less (ii) such sum as CBC is able, acting reasonably, to recoup by the sale of the Jet, provided that if CBC elects not to sell the Jet, the amount to be paid by Miller under this section 3.01(b) shall be zero. Such payment shall be made within five Business Days of CBC notifying Miller in writing of such amount and shall be made in immediately available funds to such account as CBC may notify in writing.

ARTICLE IV
MISCELLANEOUS

        Section 4.01    Incorporation of certain provisions of the JV Agreement.    The provisions of Article XII (Miscellaneous) of the JV Agreement apply to this Amendment 2 as if expressly set out in full in this Amendment 2.

        Section 4.02    No other Amendments.    Except as expressly set out in this Amendment 2, the JV Agreement will continue in full force and effect.

        Section 4.03    Survival.    Notwithstanding anything to the contrary in the JV Agreement or this Amendment 2, the obligations contained in Articles III and IV of this Amendment 2 shall survive and remain in full force notwithstanding a termination of the JV Agreement.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and sealed by their respective authorized officers on the day and year first above written.

MOLSON COORS BREWING COMPANY
By:	/s/ SAMUEL D. WALKER
Name:	Samuel D. Walker
Title:	Chief Legal Officer and Secretary
COORS BREWING COMPANY
By:	/s/ SAMUEL D. WALKER
Name:	Samuel D. Walker
Title:	Director
SABMILLER PLC
By:	/s/ JOHN DAVIDSON
Name:	John Davidson
Title:	General Counsel and Company Secretary
MILLER BREWING COMPANY
By:	/s/ MICHAEL T. JONES
Name:	Michael T. Jones
Title:	Senior Vice President—General Counsel and Secretary

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AMENDMENT AGREEMENT NO. 2